Exhibit 99.2

FIRST AMENDMENT TO THE NATIONAL HOLDINGS CORPORATION

2013 OMNIBUS INCENTIVE PLAN

THIS FIRST AMENDMENT (this “First Amendment”) to the National Holdings Corporation 2013 Omnibus Incentive Plan (the “Plan”) is made on the 26th day of July, 2013, by National Holdings Corporation, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company adopted the Plan, effective as of March 4, 2013, to permit the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock units and incentive awards to eligible employees and other service providers of the Company and its Affiliates (as defined in the Plan); and

WHEREAS, Article XXI of the Plan provides that the Board of Directors of the Company may amend or terminate the Plan at any time; provided, however, that any such amendment will be contingent on the approval of the Company’s stockholders, to the extent required by law or by the rules of any stock exchange on which the Company’s securities are then traded; and

WHEREAS, the Company now desires to ratify and affirm the Plan, in the form attached as Exhibit A, and to amend the Plan to increase the number of shares of Common Stock that may be issued thereunder; and

WHEREAS, the Board of Directors of the Company has approved this First Amendment at a meeting of the Board on July 26, 2013.

NOW, THEREFORE, the Plan is hereby amended, effective as of the date set forth above, as follows:

1.

Section 6.02 of the Plan is hereby amended by restating the first sentence thereof, to read as follows:

The maximum aggregate number (the "Maximum Aggregate Number") of shares of Common Stock which may be subject to Awards under this Plan is 15,500,000 shares of Common Stock.

2.

Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this First Amendment.